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                                                                   Exhibit 99(c)


                         MEGABANK FINANCIAL CORPORATION

                         SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholder:

         On behalf of the Board of Directors and Management of MegaBank Financial Corporation ("MegaBank"), I cordially invite you to attend a Special Meeting of Shareholders to be held on ______________________, 2000 at ___________________________, local time at MegaBank's offices located at 8100 Arapahoe Road, Englewood, Colorado.

         At the special meeting you will be asked to vote on the proposed merger of ______________________, a wholly-owned subsidiary of Compass Bancshares, Inc. ("Compass"), with and into MegaBank. If the merger is completed, Compass will issue (1) 3,370,000 shares of Compass common stock to the shareholders of MegaBank and (2) up to 150,000 shares of Compass common stock to the members of Osage 3734 LLC, 1996 Newton LLC and Nagrom LLC, affiliates of MegaBank.

         YOU ARE NOT BEING ASKED TO VOTE ON THE ACQUISITIONS OF OSAGE 3734 LLC, 1996 NEWTON LLC AND NAGROM LLC BY COMPASS. HOWEVER, THE ACQUISITIONS OF OSAGE 3734 LLC, 1996 NEWTON LLC AND NAGROM LLC WILL NOT OCCUR IF THE MEGABANK MERGER IS NOT APPROVED.

         THE BOARD OF DIRECTORS OF MEGABANK HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF MEGABANK AND ITS SHAREHOLDERS AND HAS APPROVED THE MERGER AGREEMENT. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AND MERGER AGREEMENT AT THE SPECIAL MEETING.

         The accompanying document provides you with detailed information about the proposed merger. In addition, you may obtain information about Compass and MegaBank from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully before you decide how you wish to vote.

         Whether or not you plan to attend the special meeting, please complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the MegaBank merger and the related merger agreement. If you fail to return your card, the effect will be a vote against the foregoing matters. YOUR VOTE IS VERY IMPORTANT.

         On behalf of the Board of Directors, I thank you for your support and urge you to vote "for" approval and adoption of the MegaBank merger and the related merger agreement.

                                          Very truly yours,



                                          Thomas R. Kowalski
                                          Chairman of the Board